Exhibit 10.1

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LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (the “Agreement”) is made as of October 4, 2010 (the “Effective Date”) by and between Arius Pharmaceuticals, Inc. (“BDSI”), a Delaware corporation and wholly-owned subsidiary of BioDelivery Sciences International, Inc., with an office at 801 Corporate Center Drive, Raleigh, North Carolina 27607 USA, and TTY Biopharm Co., Ltd., a corporation organized under the laws of the Republic of China , Taiwan with an office at 4F., No.174, Sec. 3, Min-Chuan E. Rd., Taipei, Taiwan, R.O.C (“TTY”). BDSI and TTY are sometimes referred to collectively herein as the “Parties” or singly as a “Party.”

RECITALS

WHEREAS, BDSI wishes to grant to TTY, and TTY wishes to obtain from BDSI, an exclusive license to develop, market, advertise, promote, distribute, offer for sale, sell, and import BDSI’s BEMA fentanyl product in the Republic of China (Taiwan) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the meaning set forth below:

1.1. “ADE” means any Adverse Event associated with the Licensed Product or the Demonstration Samples (including Adverse Drug Reactions).

1.2. “Adverse Event” or “AE” means any untoward medical occurrence in a patient or clinical investigation subject administered Product and which does not necessarily have to have a causal relationship with such treatment.

1.3. “Adverse Reaction” or “Adverse Drug Reaction” or “ADR” means a response to a Product which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for modification of physiological function.

1.4. “Affiliate” means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with, a Party. For the purposes of this definition, the term “owns” (including, with correlative meanings, the terms “owned by” and “under common ownership with”) as used with respect to any Party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

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1.5. “API” means active pharmaceutical ingredient.

1.6. “Applicable Laws” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing or sale of Products or the performance of either Party’s obligations under this Agreement, including but not limited to all laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Licensed Product in the Territory, to the extent relevant, all Good Manufacturing Practices or Good Clinical Practices standards or guidelines promulgated by the FDA, other Competent Authorities, or the International Conference on Harmonisation, and all laws, rules, regulations, and guidelines applicable to the manufacture, use, shipment, handling, sale, marketing, and distribution of fentanyl as a Schedule II controlled substance under the United States’ Controlled Substances Act and any similar foreign laws, rules, and regulations, and trade association guidelines (including but not limited to, with respect to all of the foregoing, those which apply to the handling of narcotics), where applicable.

1.7. “BEMA” means the proprietary bioerodible, mucoadhesive multi-layer polymer film technology Controlled by BDSI.

1.8. “BNHI Price Approval” means the price approval for the Licensed Product by Bureau of National Health Insurance of Health Department of Republic of China (Taiwan).

1.9. “Bundled Product” means any Licensed Product when (i) sold together with any other products and/or services within the Territory at a unit price, whether packaged together or separately with another pharmaceutical product or other device, equipment, instrumentation, or other components (other than solely containers or packaging exclusively for such Licensed Product), (ii) used as a “loss leader”, (iii) a discount, rebate, or similar financial incentive is offered on the Licensed Product as consideration or incentive for a Third Party to buy other products or services from TTY or any Affiliate thereof, or (iv) such Licensed Product is otherwise bundled with sales of any other products or services in any discounting program.

1.10. “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31, provided the initial Calendar Quarter under this Agreement shall begin on the Effective Date and end on the first March 31, June 30, September 30 or December 31 following the Effective Date.

1.11. “Calendar Year” means each twelve consecutive month period beginning January 1 and ending December 31, provided that the initial Calendar Year under this Agreement shall begin on the Effective Date and end December 31, 2010.

1.12. “Clinical Trial Unit Price” means a price per Unit equal to ***, subject to an annual increase, effective January 1st of each Calendar Year following the Effective Date by a percentage equal to ***.

1.13. “Commercially Reasonable Efforts” means, except as otherwise explicitly set forth in this Agreement, efforts consistent with the reasonable exercise of prudent scientific and business judgment and generally accepted practices in the pharmaceutical industry, as applied to similar products having comparable market potential. “Comparable market potential” shall be ***. Commercially Reasonable Efforts requires that a Party***.

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1.14. “Commercial Sale” means the sale for use, consumption or resale of a Licensed Product in the Territory by TTY or its Affiliates.

1.15. “Competent Authorities” means collectively the governmental entities in the Territory responsible for the regulation of medicinal products intended for human use.

1.16. “Competing Product” means a pharmaceutical product that: (a) is labeled or marketed for the indication of breakthrough pain and (b) incorporates fentanyl as an API.

1.17. “Confidential Information” means any confidential or proprietary information of a Party, whether in oral, written, graphic or electronic form. Any of the following information, which the receiving Party can prove by competent evidence, shall not be Confidential Information:

(a) information that is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

(b) information that is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

(c) information that is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) information that is independently developed by the receiving Party, as evidenced by its written records maintained in the ordinary course of business, without knowledge of, and without the aid, application or use of, the disclosing Party’s Confidential Information; or

(e) information that is the subject of a written permission to disclose provided by the disclosing Party.

The Parties agree that all information concerning Improvements shall be deemed the Confidential Information of BDSI and that BDSI shall be the disclosing party, and TTY the receiving party, with respect thereto.

1.18. “Control” means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing on the Effective Date or, with respect to any intellectual property rights acquired from a Third Party following the Effective Date, any agreements in effect at the time such rights are acquired.

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1.19. “Demonstration/Placebo Unit Price” means ***, subject to an annual increase, effective January 1st of each Calendar Year following the Effective Date by a percentage equal to ***.

1.20. “Demonstration Samples” means Units, lacking fentanyl, used to demonstrate the manner in which the Licensed Product is prepared and used, and labeled “demonstration samples, for demonstration purposes only” or with some materially similar phrase or disclaimer.

1.21. “Development Documentation” means all documentation, including notes, summaries and analyses related thereto, developed in connection with all research, development, or clinical trials performed by or on behalf of TTY in the Territory under this Agreement (including but not limited to any research and development or Phase IV studies performed following Governmental Approval).

1.22. “Field” means the treatment of breakthrough cancer pain in patients tolerant to opioids (the “Initial Indication”) and, following Governmental Approval in the Territory of the Licensed Product for the Initial Indication, any additional human therapeutic indications for which Governmental Approval is obtained.

1.23. “First Commercial Sale” means the first Commercial Sale of the Licensed Product in the Territory.

1.24. “Forecast” means the written forecast describing TTY’s anticipated requirements with respect to Products for a given time period, including the proposed delivery schedule with respect to such Products.

1.25. “Fully-Burdened Manufacturing Costs” means ***.

1.26. “Governmental Approval” means all permits, licenses and authorizations, including but not limited to, import permits and Marketing Authorizations required by any Competent Authority as a prerequisite to the manufacturing, marketing or selling of the Licensed Product for human therapeutic use in the Territory.

1.27. “HICP EU” means the Harmonised Index of Consumer Prices as calculated on an annual basis by the European Union across all member nations.

1.28. “Improvements” means any and all developments, inventions or discoveries relating to BEMA or the Licensed Technology that are developed or acquired by, or otherwise come under the Control of, a Party or any Affiliate thereof and shall include, but not be limited to, such developments intended to enhance the safety and/or efficacy of the Licensed Product.

1.29. “Know-How” means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format.

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1.30. “Licensed Know-How” means all Know-How related to the Licensed Product which is under the Control of BDSI as of the Effective Date.

1.31. “Licensed Patent Rights” means all Patent Rights in the Territory claiming the Licensed Product, or that are necessary to develop, manufacture and commercialize the Licensed Product in the Territory (including all such patents claiming Improvements or the composition of matter, formulation or method of manufacture or use of the Licensed Products), to the extent under the Control of BDSI.

1.32. “Licensed Product” means the 200mcg, 400mcg, 600mcg, 800mcg, and 1200mcg dosage strengths of that BEMA-based product which (i) contains fentanyl as its sole API, (ii) is the subject of MAA DCP DE-H-1660-001-006-DC and NDA 022266 and, (iii) is supplied to TTY by (or on behalf of) BDSI.

1.33. “Licensed Technology” means the Licensed Patent Rights and the Licensed Know-How.

1.34. “Marketing Authorization” means all necessary and appropriate regulatory approvals, including but not limited to variations thereto and, if applicable or reasonably advisable with respect to a particular jurisdiction, Pricing and Reimbursement Approvals to put the Licensed Product on the market for sale for human therapeutic use in the Territory.

1.35. “Minimum Sales Unit Price” means ***, subject to an annual increase, effective January 1st of each Calendar Year following the Effective Date ***.

1.36. “Net Sales” means the gross amounts invoiced or received by TTY or its Affiliates for their sales of Licensed Product to Third Parties in bona fide arm’s length transactions, less the following deductions, to the extent reasonable, customary, and documented: ***.

1.36.1 Licensed Product shall be considered sold when billed out or invoiced or, if sooner, when payments are received. Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with IFRS.

1.36.2 In the event TTY or any Affiliate thereof transfers Licensed Product to a Third Party in a bona fide arm’s length transaction for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm’s length transaction, the Net Sales price for such Licensed Product shall be ***.

1.36.3 The Net Sales of a Bundled Product shall be calculated ***.

1.36.4 Notwithstanding anything to the contrary, in the event that TTY or its Affiliates sells Licensed Product to a Third Party at a discount that is greater than the discount generally given to such Third Party for their other products sold to such Third Party (including establishing a list price at a lower than normal level), then Net Sales to such Third Party shall be ***.

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1.37. “Order” means a written purchase order for Products, which order shall include a delivery schedule specifying the requested delivery date and quantity for each Product ordered.

1.38. “Patent Rights” means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and domestic and foreign counterparts of the foregoing.

1.39. “Placebo” means a bioerodible, mucoadhesive polymer film product that does not contain fentanyl, but is otherwise indistinguishable from, and is intended to be administered in the same way as, the Licensed Product for purposes of preclinical testing and clinical studies.

1.40. “Pricing and Reimbursement Approvals” means any pricing approval or reimbursement approval from the Taiwan Bureau of National Health Insurance for the Licensed Product.

1.41. “Product” means the Licensed Product, Placebos, and Demonstration Samples.

1.42. “Product Development” means all actions reasonably necessary in connection with seeking and obtaining Governmental Approval of the Licensed Product in the Territory, including, if and as necessary, the performance of clinical trials of the Licensed Product in the Territory in accordance with this Agreement.

1.43. “Product Recall” means any recall or market withdrawal of any Product from or in the Territory.

1.44. “Product Specifications” means the manufacturing and product specifications for the applicable Product set forth on Annex I, attached hereto, as they may be amended from time to time in accordance with this Agreement, applicable laws and requirement of Competent Authorities.

1.45. “Results” means the results from all research, development, and clinical trials performed by or on behalf of TTY or its Affiliates, including but not limited to that reported on Development Documentation.

1.46. “Royalty Fee” means***.

1.47. “Serious Adverse Event” or “SAE” means an Adverse Event that at any dose (i) results in death, (ii) is life-threatening, (iii) requires inpatient hospitalization or prolongation of existing hospitalization, (iv) results in persistent or significant disability/incapacity, or (v) is a congenital anomaly/birth defect. The term “life-threatening” in this definition refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it had been more severe. Important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize

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the patient or require intervention to prevent one of the other outcomes listed above should also be included in this definition to the extent reasonable medical and scientific judgement indicates that expedited reporting is appropriate under Applicable Laws.

1.48. “Serious Adverse Reaction” or “SAR” means an Adverse Reaction that at any dose (i) results in death, (ii) is life-threatening, (iii) requires inpatient hospitalization or prolongation of existing hospitalization, (iv) results in persistent or significant disability/incapacity, or (v) is a congenital anomaly/birth defect. The term “life-threatening” in this definition refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it had been more severe. Important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or require intervention to prevent one of the other outcomes listed above should also be included in this definition to the extent reasonable medical and scientific judgement indicates that expedited reporting is appropriate under Applicable Laws.

1.49. “Term” means the period from the Effective Date until the date fifteen (15) years after First Commercial Sale unless the Agreement is extended in writing by the Parties or earlier terminated as defined herein.

1.50. “Territory” means the Republic of China (Taiwan).

1.51. “Third Party” means any entity other than: (a) BDSI, (b) TTY, or (c) an Affiliate of BDSI or TTY.

1.52. “Transfer Price” means***.

1.53. “Unit” means a single saleable unit of Licensed Product or useable unit of any other Product.

2. CLINICAL, REGULATORY AND GOVERNMENTAL APPROVAL.

2.1. TTY shall use Commercially Reasonable Efforts to pursue Product Development for the Licensed Product in the Field in the Territory. TTY will carry out development work substantially pursuant to a detailed development plan, which plan must be approved in advance and in writing by BDSI (such plan, as approved, the “Development Program”). TTY shall not perform, nor enable any Affiliate or Third Party to perform, any research and development concerning the Licensed Product except as provided in the Development Program. Notwithstanding anything to the contrary, TTY shall be entitled to carry out the Development Program through the use of Third Party contractors, provided that TTY shall be responsible and liable for such Third Party’s performance of and compliance with TTY’s obligations hereunder. The Development Program may be amended by TTY from time to time, subject to the advance review and written approval by BDSI in writing of each such amendment which shall not be unreasonably withheld. TTY shall provide BDSI with reasonably detailed written reports regarding the status, progress, and outcome, as well as major findings and major decision points, of Product Development at least once per Calendar Quarter during the Term, which reports shall be delivered no later than *** following the end of the applicable quarter. BDSI agrees to use

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Commercially Reasonable Efforts to provide and assist TTY in completion of the Development Program by providing TTY with all relevant information which is in BDSI’s possession and that BDSI has the right to provide to TTY.

2.2. TTY shall maintain books and records in connection with the Development Program in accordance with Applicable Laws and otherwise in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including to obtain Governmental Approvals, and shall properly reflect all material work done and results achieved by or on behalf of TTY in the performance of the Development Program in such books and records. Once per year and upon 1 month prior written notice BDSI and its designees shall have the right to access, audit, and inspect the materials in such books and records and any facilities engaged in Product Development by or on behalf of TTY at BDSI’s expense, and TTY shall without undue delay provide copies of such books and records, and access to any such facilities, to BDSI and/or its designees upon their reasonable request.

2.3. The Parties acknowledge that the Licensed Product has been approved for sale and use as a human therapeutic product in the United States. TTY shall use Commercially Reasonable Efforts to prepare and file in the Territory all required application(s) for Governmental Approval of the Licensed Product, including all necessary regulatory documents. BDSI agrees to use Commercially Reasonably Efforts to assist TTY in obtaining the Governmental Approval of the Licensed Product by providing TTY with all relevant information which is in BDSI’s possession and that BDSI has the right to provide to TTY.

2.4. Subject to the terms of this Agreement, TTY shall be responsible for the compilation and submission of the regulatory filings in respect of the Licensed Product in the Territory, the holder of any Governmental Approvals granted for the Product, and responsible for interaction with Competent Authorities in the Territory, provided that (i) no filing, submission, or correspondence shall be made to any Competent Authority or other governmental authority or agency concerning the Licensed Product in the Territory without providing BDSI a reasonable opportunity to review such filing, submission, or correspondence and obtaining BDSI’s prior written consent with respect to the content thereof and (ii) TTY shall provide BDSI prompt advance written notice of, and a reasonable opportunity to attend and participate in, any meetings (in person, telephonic or otherwise) with any Competent Authorities or other governmental authorities or agencies concerning Licensed Products in the Territory. TTY shall reasonably advise BDSI in detail regarding the status of, or developments with respect to, the regulatory filings and Governmental Approvals but not less than at the end of every Calendar Quarter in accordance with terms of this Agreement. In regard to this Section 2.4, TTY will provide BDSI, in English, with a summary report of any interactions with any Competent Authorities as soon as reasonably possible. Should BDSI request additional information regarding the interaction with the Competent Authorities, TTY will, as soon as reasonably possible, provide at BDSI cost, full translations, in English, of any TTY documents (including any minutes, notes or other documents) BDSI might request.

2.5. BDSI shall, upon TTY’s reasonable request, promptly provide to TTY all material information, which is in BDSI’s possession and that BDSI has the right to provide to TTY, regarding BDSI’s (or its Third Party contractors’) manufacturing facilities, methods and process

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controls for the manufacture of the Product, and will reasonably assist TTY in compilation of information for the chemistry, manufacturing and control documentation which TTY reasonably determines in good faith is needed for completion of the regulatory filings. In the event that BDSI reasonably determines that any such information constitutes proprietary, confidential, or trade secret information belonging to BDSI or its Third Party contractor(s), the parties will cooperate to take appropriate steps to preserve the confidential, proprietary and/or trade secret status of such information.

2.6. TTY shall, as promptly as reasonably possible, provide to BDSI, in English, a summary report to any interactions with any Competent Authorities. Should BDSI request additional information regarding the interactions with Competent Authorities, TTY will, as soon as reasonably possible, provide at BDSI cost, full translations, in English of any reports and other written communications received by TTY from any Competent Authority concerning the Licensed Product or any activities of TTY or its Affiliates related thereto. On or after the date of First Commercial Sale of the Licensed Product, each Party shall provide the other Party with a status update with regard to any audit or inspection conducted by any Competent Authority which relates directly to the Licensed Product in the Territory.

2.7. Subject to the terms of this Agreement, TTY shall be responsible for obtaining and maintaining all Governmental Approvals necessary for TTY to contract BDSI to manufacture and package the Licensed Product into final packaging. Subject to the terms of this Agreement, TTY shall be responsible for submitting applicable Marketing Authorization supplements/ amendments/variations/etc. and obtaining all Governmental Approvals necessary for BDSI to supply Product from appropriate, alternative Third Party manufacturers. Subject to the terms of this Agreement, TTY shall be responsible for obtaining and maintaining all applicable Governmental Approvals for the commercial marketing, sale, and distribution of the Licensed Product in the Territory.

2.8. TTY shall be solely responsible for the payment of all costs incurred by it with respect to the Licensed Product in the Territory, including any and all costs incurred with respect to the development of the Licensed Product as a condition to the granting of Governmental Approval of the Licensed Product for all indications.

2.9. Subject to Sections 3.2 and 9.6, TTY shall own all rights in and to any Governmental Approval and related documentation, including all notes, summaries and analyses related thereto, developed in connection with such Governmental Approval. BDSI shall provide TTY with copies of and access to Licensed Know-How in BDSI’s possession, including but not limited to information reasonably sufficient for allowing TTY to establish and undertake Commercially Reasonable Efforts to maintain and comply with Governmental Approvals in the Territory.

2.10. Upon request, TTY shall provide BDSI with copies of and access to information in TTY’s possession, including but not limited to information reasonably sufficient for allowing BDSI to establish, exercise and enforce its rights under this Agreement (including its right of reference with respect to Development Documentation and Results and the right to audit and inspect the books and records, in any media or form, of TTY according to Sections 12.1 and 13.12), and BDSI shall be entitled to disclose such information (A) to the extent necessary to

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comply with its obligations under this Agreement or exercise or enforce its rights under this Agreement, (B) to any regulatory or governmental authorities, or to any Third Party, as required by applicable law, rule, regulation, or judicial order, and, under conditions of confidentiality, (C) to any licensor, licensee or sublicensee of BDSI or any Affiliate thereof with respect to any BEMA-based product. The foregoing shall not be interpreted to grant ownership to TTY in any results or research and development conducted by or on behalf of BDSI outside the Territory, regardless of whether or not such results are referred to in any regulatory submissions of TTY.

2.11. The Parties shall keep each other promptly and fully informed about any material adverse events, side effects, injury, toxicity or sensitivity reaction associated with the Product of which such Party becomes aware, whether or not any such effect is attributable to the Product. TTY shall be responsible for reporting relevant side effects to the appropriate regulatory authorities in accordance with the terms of this Agreement and all Applicable Laws. Each shall promptly inform the other by telephone and in writing in the event any circumstances occur which may precipitate a possible or actual recall of any Product.

3. LICENSES

3.1. Subject to the terms and conditions of this Agreement, BDSI hereby grants to TTY during the Term an exclusive, royalty-bearing license, without rights of sublicense, in the Field under the Licensed Technology to market, advertise, promote, distribute for commercial sale, offer for sale, sell, and import for commercial sale the Licensed Product in the Territory and BDSI hereby grants to TTY during the Term a non-exclusive license, without rights of sublicense, under the Licensed Technology to develop in the Territory the Licensed Product for additional human therapeutic indications following Governmental Approval of such Licensed Product in the Territory for the Initial Indication. TTY shall be entitled to engage Third Parties as necessary to fulfill TTY’s obligations under this Agreement with respect to the distribution, development and clinical trials of the Licensed Product provided that TTY shall be responsible for such Third Party’s actions, which actions shall not conflict with TTY’s obligations hereunder. All Third Party agreements engaged in by TTY will be consistent with this Agreement and collectively be sufficient to ensure compliance with TTY’s obligations hereunder. TTY shall not, and shall ensure that its Affiliates shall not, develop, market, sell, distribute, or offer for sale, or enable or provide any assistance to any Third Party with respect to the development, marketing, sale, or distribution of, any Licensed Product or substantially similar product in any jurisdiction outside the Territory. TTY shall use Commercially Reasonable Efforts to ensure, and shall ensure that its Affiliates use Commercially Reasonable Efforts to ensure, that no Products supplied under this Agreement are distributed to, exported to, or otherwise made available for use or sale in any jurisdiction outside the Territory.

3.2. Subject to the rights of TTY under this Agreement, TTY hereby grants to BDSI an exclusive royalty-free, fully-paid, irrevocable, worldwide perpetual license and right of reference, with rights of sublicense, under the Governmental Approvals, Development Documentation, and Results for (i) the development, manufacturing and commercialization of any BEMA-based products, (ii) the research and development of the Licensed Product, and (iii) the commercialization of the Licensed Product outside the Territory. Any trademark filing and/or

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registered by TTY and/or logo, trade dress designed by TTY in the Territory shall solely belong to TTY, excluding any trademark owned or used by BDSI, any affiliate thereof, or the licensee of either of the foregoing prior to the Effective Date of this Agreement.

3.3. During the Term of this Agreement, BDSI and its Affiliates shall not sell, market, or offer for sale the Licensed Product in the Territory, nor grant any right or license to any Third Party with respect to the Licensed Product in the Territory that conflicts with the rights granted to TTY under this Agreement. Notwithstanding anything to the contrary, nothing in this Agreement shall limit BDSI’s or its Affiliates’ or BDSI’s or its Affiliates’ sublicensees’ right to research or develop commercialize, market, sell, promote, distribute, import or manufacture BEMA products, other than the Licensed Product, in the Territory, or to manufacture, use, sell, offer for sale, promote, import, or distribute the Licensed Product and BEMA products for use outside the Territory or enter into an agreement with any Third Party enabling such Third Party to engage in such activities with respect to the Licensed Product.

3.4. TTY acknowledges that it shall have no right, title or interest in or to the Licensed Technology or Licensed Product except to the extent set forth in this Agreement, and BDSI reserves all rights to make, have made, use, sell, offer for sale, and import the Licensed Technology and Licensed Product except as otherwise expressly granted to TTY pursuant to this Agreement. Nothing in this Agreement shall be construed to grant TTY any rights or license to any intellectual property of BDSI other than as expressly set forth herein.

3.5. All Affiliates of TTY shall be subject to the terms of this Agreement. TTY shall be fully responsible and liable for the acts and omissions of its Affiliates in the course of exercising any rights granted under this Agreement as if such acts or omissions had been those of TTY, including but not limited to any breach of the provisions of this Agreement, and TTY shall ensure that all of TTY’s Affiliates shall comply with the terms of this Agreement.

3A. PATENTS AND INTELLECTUAL PROPERTY

3A.1 The Parties agree and acknowledge that, as of the Effective Date, there are no Licensed Patent Rights with respect to the Territory. To the extent BDSI notifies TTY that it intends to pursue Licensed Patent Rights with respect to the Territory, however, TTY shall make available to BDSI or its authorized attorneys, agents or representatives, its employees and, to the extent reasonably practicable, its consultants or agents as are necessary or appropriate to enable BDSI to file, prosecute and maintain patent applications for the Licensed Patent Rights in the Territory, and with respect to Improvements, anywhere in the world, for a reasonable period of time sufficient for BDSI to obtain the assistance it needs from such personnel. TTY shall be solely responsible for all reasonable, documented costs and expenses incurred in making its employees available pursuant to the foregoing and for up to 5 (five) hours per individual external attorneys, agents, representatives or consultants. Any time in excess of 5 (five) hours per individual, as described, shall be at BDSI’s expense.

3A.2 During the Term, each Party shall give prompt notice to the other Party of any Third Party act which may infringe TTY’s rights under any Licensed Patent Rights in the Territory

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DENOTED WITH “***”

and shall cooperate with the other Party to terminate such infringement. If legal proceedings become necessary, BDSI shall, at its own cost, have the sole right, but not the obligation, to bring and control such action or proceeding concerning the potential or actual infringement of TTY’s rights under this Agreement, and, unless otherwise agreed upon in writing by the Parties, BDSI shall solely bear the cost with respect thereto. TTY shall provide, at BDSI’s expense (unless otherwise agreed to by the Parties in writing), such assistance and cooperation to BDSI as may be necessary to successfully prosecute any action against such Third Party. Should BDSI, at its own cost, fail to commence legal proceedings under the Licensed Patent Rights against the possible infringement of Licensed Patent Rights, TTY may, only after requesting and receiving BDSI express written consent to bring such action, bring action to terminate such infringement at TTY’s sole cost in accordance with Taiwan laws. BDSI shall give TTY full support in TTY’s action to terminate such infringement. Any damages, monetary awards, or other amounts recovered or received in settlement by BDSI, or TTY, with respect to any infringement of the rights to Licensed Patent Rights granted under this Agreement shall be applied proportionately first to defray the reasonably related unreimbursed costs and expenses (including reasonable attorneys’ fees) incurred by TTY and BDSI in the action. If any balance remains, BDSI and TTY shall in good faith negotiate how the remaining balance will be distributed based on the Parties’ respective interests in the Licensed Patent Rights.

3A.3 In the event a Third Party commences a judicial or administrative proceeding against a Party and such proceeding, other than a proceeding concerning the filing, prosecution, or maintenance of the Licensed Patent Rights, pertains to the use, sale, marketing, or import of the Licensed Product in the Territory (the “Third Party Claim”), or threatens to commence such a Third Party Claim, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party. Subject to Section 10.1 of this Agreement, TTY shall, using counsel reasonably acceptable to BDSI, at TTY’s own cost and expense, defend any and all such Third Party Claims or proceedings, in the Territory, including without limitation the manufacturing and/or supply of the Licensed Product, and BDSI shall, at TTY’s cost and expense, provide such assistance and cooperation to TTY as may be necessary to successfully defend any such Third Party Claims. The above notwithstanding, TTY may only settle any such claim with BDSI’s prior written consent, such consent not to be unreasonably withheld. The above notwithstanding, if TTY does not defend a Third Party Claim in a reasonably timely manner (as determined by BDSI in its reasonable discretion), and such Third Party Claim involves a material adverse risk to either Party, the Licensed Patent Rights, the ability to develop or commercialize the Licensed Product, or Net Sales, this Agreement may be terminated or rendered nonexclusive by BDSI upon written notice to TTY, and, in any event and independent of any termination or rendering nonexclusive of this Agreement by BDSI pursuant to the foregoing, BDSI shall have the right, but not the obligation, to control the defense of any claims made against BDSI or any Affiliate thereof at BDSI’s cost and expense using counsel of its own choice. Any damages, monetary awards, or other amounts recovered or received in settlement by TTY with respect to the defense of any such action described in this Section 3A.3 shall be applied proportionately first to defray the reasonably related unreimbursed costs and expenses (including reasonable attorneys’ fees) incurred by TTY and BDSI in the action. If any balance remains, BDSI and TTY shall in good faith negotiate how the remaining balance will be distributed based on the Parties’ respective interests in the Licensed Patent Rights.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

3A.4 Notwithstanding anything to the contrary, TTY shall not, and shall ensure that none of its Affiliates, contractors, or other agents does not, take any action or make any statement that, directly or indirectly, adversely affects, or would reasonably be expected to adversely affect, any of the Licensed Patent Rights or Licensed Know-How, or BDSI’s or any BDSI Affiliate’s or sublicensees’ rights or ability to make, use, sell, offer for sale, or import Licensed Product or any other BEMA-based product.

3A.5 BDSI shall own all right, title and interest in and to any Improvements made by or on behalf of either Party (or any Affiliate thereof), solely or jointly with the other Party or Third Parties, and all intellectual property rights related thereto, and TTY hereby assigns to BDSI all right, title, and interest to any Improvements generated by or on behalf of TTY or its Affiliates, solely or jointly with any other party, and all intellectual property rights related thereto. TTY shall take all actions and execute all documents necessary to effect the purposes of the foregoing, as requested by BDSI, and cause its Affiliates, employees, contractors, and other representatives to do the same. TTY shall promptly notify BDSI in writing of Improvements made, solely or jointly with other parties, by TTY or any Affiliate thereof. TTY shall ensure that any contracts it may execute with any Third Party concerning Products shall be consistent with, and enable TTY to comply with, this Section 3A.5.

4. FINANCIAL TERMS

ROYALTY, MILESTONE AND PURCHASE PRICE PAYMENTS

4.1. In partial consideration for the licenses granted hereunder, TTY shall pay to BDSI an initial one-time non-refundable, non-creditable license fee of US$300,000, by wire transfer of immediately available funds to an account to be designated by BDSI. TTY shall pay such license fee within two (2) business days of the Effective Date.

4.2. TTY shall pay to BDSI, as additional license fees, the following nonrefundable, noncreditable milestone payments upon the occurrence of each of the specified milestone events:

a. US$300,000 ***;

b. US$300,000 ***;

c. US$200,000 ***; and

d. US$200,000 ***.

For the avoidance of doubt, each milestone payment referred to in this Section 4.2 shall be paid only once by TTY. TTY shall provide BDSI with written notice of each milestone above, and shall pay BDSI the designated amount for the applicable milestone, within ten (10) business days of achievement of the relevant milestone.

4.3. TTY shall, in addition to any other amounts due under this Agreement for the supply of Licensed Products, pay BDSI the Royalty Fee for all Licensed Products sold in the Territory,

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

provided that, if the Transfer Price (or, in the event any Licensed Product that is the subject of a Commercial Sale in the Territory is originally purchased by TTY (or supplied by or on behalf of BDSI) for use in a clinical trial, the Clinical Trial Unit Price) due or paid for a particular unit of Licensed Product sold in the Territory exceeds ***, no fee shall be payable under this Section 4.3 with respect to the Net Sales of such Unit of Licensed Product.

4.4. TTY shall purchase from BDSI all Licensed Product intended for Commercial Sale in the Territory ***.

4.5. TTY shall purchase from BDSI all Licensed Products intended for use in clinical trial materials for a price ***.

4.6. TTY shall purchase from BDSI all Placebos and Demonstration Samples at a price ***. ***.

4.7. TTY shall, in its sole discretion, have the sole and exclusive right to determine all terms and conditions of sale of the Product to its customers, subject to the constraints and requirements of any applicable Governmental Approvals and the terms of this Agreement.

4.8. TTY, on behalf of itself and its Affiliates, shall, beginning with the Calendar Quarter during which the first sale of the Licensed Product occurs in the Territory, furnish to BDSI a quarterly written report (each, a “Royalty Statement”) showing in reasonably specific detail (i) TTY’s, and its Affiliates inventory on hand of each Stock Keeping Unit (“SKU”) of Units, sales in Units per SKU during such Calendar Quarter, and Net Sales during such Calendar Quarter; (ii) amounts payable under this Agreement with respect to such Calendar Quarter based upon Net Sales (which shall include a detailed accounting of all amounts and calculations required to determine Net Sales and the applicable Royalty Fee(s)); (iii) exchange rate(s) used in calculating payments due under this Agreement, (iv) withholding taxes, if any, required by law to be deducted with respect to any payments due BDSI under this Agreement; and (v) any other information requested by BDSI. Such report shall be provided within *** following the close of each Calendar Quarter.

4.9. All payments due BDSI under Section 4.3 with respect to Licensed Products sold during a particular Calendar Quarter shall be paid no later than *** following the close of such Calendar Quarter. All payments under this Agreement shall be payable in United States Dollars and made by wire transfer to a bank account designated by the Party owed payment, unless otherwise specified in writing by such Party.

4.10. With respect to any payment made under this Agreement that are calculated on the basis of amounts invoiced or received by TTY in New Taiwan Dollars or any other currency other than United States Dollars, such conversion shall be made at the rate of exchange as reported by Bloomberg (www.bloomberg.com/markets/currencies/) on the last business day of the (i) Calendar Quarter during which the applicable Licensed Products are sold, for any amounts calculated on the basis of Net Sales of Licensed Products, or (ii) the Calendar Quarter preceding such payment, for all other payments

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

4.11. In the event that any payment due hereunder is not made when due, each such payment shall accrue interest from the date due at a rate equal to*** or, if less, the maximum legally permissible interest rate, calculated on the number of days such payments are paid after the date such payments are due. The payment of such interest shall not limit BDSI from exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

4.12. All taxes levied on account of the payments accruing to a Party under this Agreement shall be paid by such Party for its own account, including taxes levied thereon as income to such Party. If provision is made in applicable law or regulation for withholding on any payment due to the other Party under this Agreement, such tax shall be deducted from the payment made by a Party (the “Paying Party”) to the other Party (the “Paid Party”) hereunder, shall be paid to the proper taxing authority by the Paying Party, and a receipt of payment of such tax shall be secured and promptly delivered to the Paid Party. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force or in otherwise seeking the return, refund, or credit of any such withheld amount as applicable.

4.13. During the Term and for a period of five years thereafter, or longer if and as required to comply with Applicable Law, TTY shall keep complete and accurate records in sufficient detail to permit BDSI to confirm the completeness and accuracy of (i) the information presented in each Royalty Statement and all payments due hereunder and (ii) the calculation of Net Sales. BDSI and any designee thereof shall have the right to audit and inspect such records pursuant to the terms of Section 13.12.

5. COMMERCIALIZATION

5.1. TTY, at its own expense, will be responsible for all sales and marketing activities related to the Licensed Product in the Territory.

5.2. TTY agrees to use Commercially Reasonable Efforts to promote the sale, marketing, and distribution of, and otherwise commercialize and sell, the Licensed Product in the Territory for all indications that have received Governmental Approval. TTY shall provide BDSI with quarterly written reports of TTY’s commercialization efforts and activities for such quarter and a description of its plans for future commercialization efforts and activities. In addition, TTY shall provide such other information, financial or otherwise, BDSI may reasonably request relating to the marketing, sale or distribution of the Product.

5.3. Beginning on the date of First Commercial Sale, TTY shall use Commercially Reasonable Efforts to deploy its sales representatives to sell the Licensed Product in the Territory, who will target physicians reasonably identified by TTY as potentially high volume prescribing physicians for the Licensed Product.

5.4. No rights to the trademark ONSOLIS, BREAKYL, or any other trademarks, trade dress, or logos used with respect to the Licensed Product outside the Territory are granted to TTY under this Agreement, and, notwithstanding anything to the contrary, BDSI shall not be required to

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

include any such trademark, trade dress or logo on any packaging or related materials concerning any Licensed Product supplied to TTY. Any trademark, logo, design and/or trade dress for the Licensed Products used by TTY, its Affiliates, or Sublicensees in the Territory shall be subject to BDSI’s prior written approval, such approval not to be unreasonably withheld, comply with Applicable Laws, and not infringe or misappropriate the intellectual property rights of any Third Party. Any trademark filing or registered by TTY and/or logo, trade dress designed by TTY in the Territory shall solely belong to TTY, excluding any trademarks owned or used by BDSI any affiliate thereof, or the licensee of either of the foregoing prior to the Effective Date of this Agreement.

6. COMPLIANCE

6.1. Subject to TTY’s obligations upon termination pursuant to this Agreement, TTY shall, following final Governmental Approval or Marketing Authorization by a given Competent Authority, be the holder and owner of such Marketing Authorization and Governmental Approval in the Territory. TTY agrees that neither it nor its Affiliates will do anything to recklessly, negligently, or intentionally adversely affect any Marketing Authorization or Governmental Approval.

6.2. With respect to the Licensed Product, TTY agrees, at its sole cost and expense, to maintain all Marketing Authorizations and Governmental Approvals throughout the Term including obtaining any supplemental applications, annual reports, variations or renewals thereof.

6.3. After the Effective Date, TTY shall promptly provide BDSI a copy of any material correspondence or materials that it receives from a Competent Authority regarding any Licensed Product. If such correspondence is not received in English, TTY will provide BDSI with a summary report in English of all material matters addressed. Should BDSI request additional information regarding the interaction with the Competent Authorities, TTY will, as soon as reasonably possible, provide at BDSI’s cost, full translations, in English, or any documents (including any minutes, notes or other documents) BDSI might request.

6.4. TTY shall, at its sole cost and expense, be responsible for, and perform, all reporting of ADEs and Phase IV surveillance in the Territory, if and as required by Competent Authorities and Applicable Laws. TTY shall provide BDSI with a copy of all safety-related correspondence with any Competent Authority *** of its receipt or submission.

6.5. Following Governmental Approval, TTY will be responsible for (i) maintaining the Company Core Safety Information (“CCSI”), as included in the Company Core Data Sheet (“CCDS”), in the Territory and (ii) maintaining the CCSI, as included in the Package Insert/Prescribing Information (“PI”), in the United States. TTY will also be responsible for submission of any safety-related supplemental applications for changes to any package insert or other labeling.

6.6. Following Governmental Approval, TTY (or its agent) will maintain a pharmacovigilance database for the Licensed Product in the Territory. The database will include all ADE reports from spontaneous sources, scientific literature, and post-marketing surveillance

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

reports (serious) and SAE reports from clinical studies coming into the knowledge of TTY Pharmacovigilance Department (or its agent). Spontaneous cases will include reports received from both healthcare professionals and consumers. AE data will be carried out in accordance with TTY’s (or its agent’s) SOPs and TTY will use WHO ADR terminology. All reasonable assistance and access requested by either Party in responding to safety inquiries will be provided upon request. Information in TTY’s safety databases will be used by TTY to compile periodic safety update reports (PSURs) to the Taiwanese Food and Drug Administration (providing a waiver of the requirement to submit postmarketing periodic safety reports in the format described in the regulations has been granted) and other Competent Authorities and prepare safety-related supplemental applications for changes in the package insert(s)/labelling for Licensed Product.

6.7. The Parties shall keep each other informed on all safety matters related to the Licensed Product and on any information received from any source concerning any ADR coming to either Party’s knowledge with regard to the Licensed Product.

6.8. Each Party is responsible for fulfilling its reporting obligations to the appropriate regulatory authorities with respect to the Licensed Product in accordance with the applicable national laws and regulations of the different countries.

6.9. Independently of any national reporting requirements, the Parties shall in relation to the Licensed Product report to each other all SAEs from clinical trials with a reasonable suspicion of causal relationship to the administered study medication and all serious spontaneously reported suspected ADRs within ***, but not later than *** after having come to a Party’s attention including a case description and medical causality assessment on the International Adverse Event Report Form (CIOMS form) in English. If required, follow up will be carried out by the Market Authorization holder on all SARs (listed and unlisted) and non-serious unlisted ADRs in the Territory according to its own internal procedures, which shall be commercially reasonable and consistent with industry standards. Non-serious ADRs in the Territory shall be followed up by TTY if there is a safety concern, and pregnancy and in utero reports will be followed up by TTY at the expected due date. Reasonable attempts shall be made by TTY to obtain the required minimum information: identifiable patient, reporter, suspect drug, and AE.

6.10. Life-threatening or fatal SAEs originating from clinical trials in the Territory with a reasonable suspicion of causal relationship to the Licensed Product shall be reported by a Party to the other Party and, if and as required thereby, by the appropriate Party (as determined by Applicable Law) to appropriate Competent Authorities within ***. In the case of incomplete or insufficient data available, an initial report has to be issued meeting the time frame, followed by as complete a report as possible within ***. All other serious, unexpected ADRs must be reported to Competent Authorities as soon as possible but no later than *** after first knowledge by a Party that the case meets the minimum criteria for expedited reporting (ie, an identifiable patient, a suspect drug, an identifiable reporting source, and an event or outcome). Any serious, unexpected ADRs originated by either Party in the Territory are to be reported on a CIOMS form. TTY will report all other ADRs in tabular format (CIOMS line listings) within *** after the end of each calendar month.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

6.11. In any case where a change in the risk-benefit-ratio of the Licensed Product becomes evident or safety actions due to ADR seem to be necessary (e.g. change of the label, product information, special information/warnings to the medical profession, patients, authorities or Product Recall), the Parties hereto will inform each other without delay and use commercially reasonable efforts to harmonize further measures as appropriate. Such exchange of information is realized through direct contacts between the responsible departments. Therefore, both Parties undertake to inform each other on any change in the responsible persons, the address, telephone and fax-numbers in due time. If specific safety measures are to be taken in the Territory with respect to any Licensed Product, TTY will ensure the implementation of such in the Territory within mutually agreed timeframes or according to regulatory obligations.

6.12. Regulatory inquiries related to safety concerns for the Licensed Product received by either Party will be promptly forwarded to the other Party. The Parties shall work in good faith to develop a mutually agreeable response with respect to any such inquiry in the Territory at least *** before the response is required. The aforementioned information shall be addressed to:

In case of BDSI:

David T Wright, PhD, RAC

Vice President, Regulatory Affairs

BioDelivery Sciences International, Inc.

801 Corporate Center Drive, Suite 210

Raleigh, North Carolina 27607

USA

Tel.: 919-582-9050

Fax: 919-582-9051

Email: dtwright@bdsi.com

In case of TTY:

Judy Juang

Regulatory Manager, Regulatory Affairs Department

TTY Biopharm Co., Ltd.

4F, No.170, Sec.3, Min-Chuan E. Rd.,

Taipei, Taiwan, R.O.C.

TEL:+886-2-25453105 ext. 193

FAX: +886-2-25147401

Email: judy.juang@tty.com.tw

6.13. TTY will have the primary responsibility for reviewing the world-wide relevant scientific literature for any serious and non-serious unlisted ADRs related to the Licensed Product in the Territory according to Applicable Laws.

6.14. TTY will perform signal detection concerning the Licensed Product according to its own internal documented practices (as outlined in SOPs/guidelines), which shall be commercially

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

reasonable and consistent with industry standards. Any conclusion raised from the subsequent analysis revealing relevant safety concerns regarding the Licensed Product will be communicated to BDSI immediately.

6.15. TTY will be responsible for preparing the periodic reports to be submitted to Competent Authorities in the Territory (Periodic Safety Update Reports (“PSURs”), Annual Safety Reports for clinical trials) in accordance with its own standard operating procedures (“SOPs”), which shall be commercially reasonable and consistent with industry standards, and Applicable Laws. BDSI will, on TTY’s reasonable request, provide TTY with all data (e.g. CIOMS line listings for SAEs originating from BDSI’s clinical trials) in its possession, and which BDSI has the right to provide to TTY, which may reasonably be required for regulatory report compilation in the Territory.

6.16. If, after the date of First Commercial Sale, a Competent Authority in the Territory requires additional testing, modification or communication related to approved indications of any Licensed Product, then TTY shall, subject to BDSI’s prior written approval of any such testing, modification, or communication, design any such testing, modification, or communication. BDSI shall, if and as agreed to by BDSI in writing, be responsible for any additional formulation or CMC work as required, at TTY’s cost, while TTY shall be responsible for an additional pre-clinical and clinical testing and any other items required by such Competent Authority, at TTY’s cost, provided that TTY shall not initiate any such testing or other activities without BDSI’s prior written consent.

6.17. Upon receipt of a written request, each Party shall provide reasonable assistance to the other Party, in connection with such Party’s obligations pursuant to this Section, subject to reimbursement of all of its pre-approved out-of-pocket costs by the requesting Party, provided that the requesting Party shall not unreasonably withhold approval of any such costs.

6.18. TTY and BDSI shall comply with all Applicable Laws in exercising their rights and performing their obligations under this Agreement, including the provision of information by TTY and BDSI, to the extent in its possession, to each other necessary for BDSI and TTY to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from any applicable Competent Authorities, which relate to or may impact any Licensed Product or the sales and marketing of any Licensed Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by any Competent Authorities with respect to any Licensed Product.

7. SUPPLY

7.1. BDSI will be the exclusive supplier to TTY of the Product, and BDSI shall supply Product for commercial sale within the Territory exclusively to TTY, as described herein during the term of this Agreement.

7.2. Subject to the terms of this Agreement, BDSI shall supply to TTY Product for use, sale, or distribution in the Territory. BDSI shall be the sole and exclusive supplier of the Product

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

to TTY during the term of this Agreement, and TTY shall purchase solely from BDSI all of its requirements for Product to be used, sold, or distributed in the Territory. TTY shall not manufacture or have manufactured on its behalf, nor obtain from any Affiliate of TTY or any Third Party, any Product. BDSI shall be entitled to engage Third Parties as necessary to fulfill BDSI’s obligations under this Agreement with respect to the supply of Product provided that BDSI shall continue to be responsible for such Third Party’s performance of BDSI’s obligations with respect to the supply of Product hereunder.

7.3. The manner and style of the labeling and trade dress of the Licensed Product shall be as mutually agreed upon by the Parties in writing consistent with this Agreement, and upon such mutual agreement shall be deemed part of the Product Specifications, subject to any future changes reasonably requested by TTY, agreed upon in writing by BDSI, and paid for by TTY. For the avoidance of doubt, TTY shall be solely responsible for the contents of any product label and BDSI shall not be responsible in any manner, including but not limited to under any provision of this Agreement, for any error, mistake, violation of any Applicable Law or any other problem with the content of the label unless BDSI does not follow label instructions provided by TTY in accordance with this Agreement. Any TTY-requested change or modification to a Product’s label or packaging shall be subject to BDSI’s prior written approval of such change or modification. TTY shall reimburse BDSI for the reasonable total direct and indirect cost of any Product labels rendered obsolete by such change.

7.4. TTY may from time to time place, and BDSI will accept, written purchase orders for batches of the Licensed Product and any other Products, as further described below and BDSI will use Commercially Reasonable Efforts to supply Products to TTY. However, TTY acknowledges both the inherent risk that one or more batches of bulk or finished Products may be lost in production or shipment and that any of its orders for Products could be delayed until demand (of both TTY and BDSI’s other licensees) of the Products and similar products is reasonably sufficient to justify BDSI’s production of any or all of the Products. All provisions of this Section 7 regarding ordering and delivery of Products will be subject to the provisions contained in this Section 7.4. Unless otherwise stipulated in this Agreement, TTY specifically acknowledges BDSI’s ability to delay production and delivery of Products, or upon TTY’s written request provide to TTY Products on a mutually agreeable timeline and pricing schedule that will be negotiated outside of the terms of this Agreement. BDSI understands that TTY must provide specific and timely dates of Licensed Product delivery and will work with TTY such that dates of delivery are provided (within *** of the delivery date) to comply with the Taiwan government agent National Bureau of Controlled Drug requirements. Should BDSI fail to provide product to TTY in compliance with delivery date as required by the Taiwan government agent, National Bureau of Controlled Drug Requirements and TTY is fined for any such late delivery; BDSI will reimburse TTY for any fine levied on TTY by the Taiwan government agent, National Bureau of Controlled Drug Requirements. TTY estimates that it will place Orders for delivery by BDSI approximately ***. BDSI will work with TTY in good faith to fulfill other Orders requested by TTY when and as requested.

7.5. To the extent Product Development requires TTY to conduct clinical trials in the Territory, TTY may from time to time place, and BDSI will accept, binding written purchase

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

orders for batches of Products to be used for clinical studies conducted by TTY under the Development Program (“Clinical Supply Orders”). The Parties shall work together in good faith to establish the amounts of Products to be used in any clinical trial(s) to be conducted under the Development Program and establish a delivery schedule for such Products, subject to the Parties’ mutual written agreement with respect thereto, and BDSI shall use commercially reasonable efforts to supply such Products to TTY in accordance with such schedule (such order, the “Initial Clinical Supply Order”). Clinical Supply Orders for subsequent clinical trials (“Subsequent Clinical Orders”) shall be placed reasonably, but at least ***, in advance of the requested date of delivery subject to the terms of this Agreement. BDSI shall use Commercially Reasonable Efforts to deliver according to the delivery schedule contained in any Subsequent Clinical Supply Order. Except as otherwise agreed by both parties hereto, all delivery dates are targets only. No terms and conditions contained in any Clinical Supply Order, acknowledgment, invoice, bill of landing, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with, modify or add to the terms and conditions contained herein.

7.6. Within *** following TTY’s submission of the initial application for Governmental Approval to a Competent Authority in the Territory with respect to the Licensed Product, TTY shall provide BDSI with a Forecast of TTY’s requirements for Products for the *** period following receipt of the anticipated Marketing Authorization (including any required Pricing and Reimbursement Approvals). The Forecast shall be updated regularly, and on no less than a monthly basis, until the date on which TTY places its first Order other than a Clinical Supply Order, at which time Forecasts shall be provided in accordance with Section 7.7. Except as otherwise provided herein, all Forecasts made hereunder shall be nonbinding and made to assist BDSI in planning its production and TTY in planning marketing and sales.

7.7. For all Products other than those to be supplied under Clinical Supply Orders, TTY shall, not less than *** before the beginning of each Calendar Quarter, give BDSI (i) its Order for the Products to be delivered to TTY during that Calendar Quarter, (ii) a written report detailing TTY’s calculation of its reasonable estimate of the weighted average Net Sales for each Unit of Licensed Product to be provided in satisfaction of such Order, and (iii) a Forecast for the following four (4) Calendar Quarters. In the event that the actual weighted average Net Sales per Unit of a particular dosage of Licensed Product sold in a particular Calendar Quarter (the “Actual Average Unit Price”) is greater than *** of the Estimated Average Unit Price originally calculated by TTY therefor for ***, the Estimated Average Unit Price used for purposes of calculating the Transfer Price for such dosage of Licensed Product under Section 1.52 shall ***.

BDSI shall not be obligated to accept any Order for a Calendar Quarter that exceeds by more than *** in the previous Forecast. However, BDSI shall make commercially reasonable efforts, but not be obligated, to also deliver such exceeding quantities. TTY may request amendment to an Order within *** after such Order is given and BDSI shall use its commercially reasonably efforts to accept such amendment provided, however, BDSI shall not be obligated to accept such amendment if quantities specified in the Order ***, cause the Product scheduled for delivery in a Calendar Quarter ***, or ***. However, BDSI shall make commercially reasonable efforts, but not be obligated, to also deliver any quantities ***. No terms and conditions contained in any Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with, modify or add to the terms and conditions contained herein.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

7.8. BDSI shall provide to TTY Licensed Products whose shelf life is at least *** from shipment. TTY shall be entitled at its option to reject such part of any delivery of the Product which does not comply with the shelf life stated above and the Product Specifications, provided that TTY shall be deemed to have accepted any delivery of the Product unless it gives BDSI notice of its rejection within *** of delivery, or in case of a latent defect, within *** after the date TTY could have reasonably discovered such latent defect, but in no event after ***. BDSI shall, at BDSI’s option, promptly replace (without additional cost) or refund to TTY the amount actually paid by TTY to BDSI with respect to any such Products rejected by TTY which do not comply with the Product Specifications.

7.9. If, with respect to any Product which have been replaced and/or for which the amount actually paid by TTY therefore has been refunded is, following investigation, found by reasonable, independent, neutral, third party laboratory analysis pursuant to generally-accepted scientific methods, to have complied with Product Specifications, TTY shall accept those Products as part of the next order and, if no Order will be placed before the termination of this Agreement, pay BDSI the applicable amount therefor pursuant to this Agreement, and refund any additional amount paid by BDSI to TTY with respect thereto.

7.10. BDSI may, in its sole discretion, contract with Third Parties for the manufacture or supply of Products hereunder as it may determine necessary to enable it to satisfy its obligations hereunder. For purposes of clarification but not limitation, the performance of any of BDSI’s obligations hereunder by any such Third Parties shall be deemed to satisfy such obligations of BDSI, provided that BDSI shall be responsible and liable for such Third Party’s performance of and compliance with BDSI obligations hereunder.

7.11. TTY shall maintain an inventory of Product reasonably sufficient, consistent with industry standards, to satisfy at least *** worth of its requirements at all times.

7.12. BDSI warrants that all Products supplied pursuant to this Agreement shall on the date of delivery comply with the Product Specifications. Changes to the Product Specifications may be made as (a) reasonably requested by TTY and agreed upon in writing by BDSI, (b) necessary to conform to the regulatory requirements necessary to obtain and maintain Governmental Approvals and agreed upon in writing by BDSI, or (c) reasonably requested by BDSI or otherwise necessary to enable BDSI and any Third Party manufacturing Products on behalf of BDSI to comply with the legal and regulatory requirements applicable to Products outside the Territory (including those of any regulatory filing or approval outside the Territory). For clarity, prior to BDSI’s supplying any Licensed Product to TTY that does not comply with the then current Product Specifications, BDSI will obtain TTYs written consent. Replacement or refund, as elected by BDSI in its sole discretion, shall be TTY’s sole remedy for breach of such warranty unless such breach is the result of BDSI’s negligence or willful misconduct.

7.13. BDSI shall, as soon as reasonably possible, provide written notice of any significant changes proposed by BDSI to the Product or method of manufacture of the Product. BDSI shall

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

use Commercially Reasonable Efforts to ensure that the time for implementing such changes shall provide TTY a reasonable opportunity to obtain the relevant Governmental Approvals prior to such implementation.

7.14. BDSI shall provide TTY with certificates of quality assurance and quality control analysis with respect all deliveries of the Product, as customary in the industry, and with manufacturing and export documents as necessary for (i) import of the Product and (ii) compliance with all applicable regulatory requirements. BDSI shall keep complete, accurate and authentic accounts, notes, data and records of the work performed by it under this Agreement and shall maintain complete and adequate records pertaining to the methods and facilities used by it for the manufacture, processing, testing, packing, labeling, holding and distribution of Product in accordance with the applicable regulations. BDSI agrees to provide the aforementioned accounts, notes, data and records to TTY upon TTY’s reasonable request and allow TTY to perform audits on such accounts, notes, data and records if requested by the Competent Authorities.

7.15. BDSI shall retain (or cause any relevant Third Party contractors to retain), at TTY’s cost, a reasonably sufficient quantity of each batch of Product to perform quality control testing. BDSI shall maintain such samples of each batch in a reasonably suitable storage facility until at least ***, or such longer period as may be required under applicable laws, rules, and regulations. Portions of all such samples shall be made reasonably available for testing by TTY, at TTY’s expense, upon request.

7.16. BDSI shall maintain (or shall use commercially reasonable efforts to ensure that any relevant Third Party contractors maintain) all records as necessary to comply with manufacturing regulations imposed by any regulatory authority.

7.17. BDSI shall be responsible for assisting TTY in investigating complaints and “Lack of Effect” reports relating to the manufacture and/or packaging of Product which are supplied by BDSI. BDSI shall, as reasonably directed by TTY, evaluate the nature of the complaint and document the evaluation on Product manufactured and/or packaged by BDSI for TTY. This evaluation may include but is not limited to providing assessments of: (i) returned sample(s) (where appropriate); (ii) retained samples; (iii) the manufacturing process; (iv) release tests; (v) receiving tests; (vi) complaint history; and (vii) conclusion/summary. The documented evaluation of the complaint will be provided by BDSI to TTY within *** from the date of BDSI’s receipt of the complaint. BDSI’s costs and expenses related to any assistance or other actions undertaken by BDSI pursuant to this Section 7.17 shall be reimbursed by TTY within *** of an invoice from BDSI, except to the extent any such “Lack of Effect” reports result from BDSI’s negligence, intentional misconduct, or breach of its obligations under this Agreement, in which case BDSI shall bear such costs and expenses.

7.18. Delivery of the Product shall be effected ***, at which time all risk of loss and damage to the Product shall pass to TTY, and TTY shall carry out all customs and export clearances necessary for the shipment, export, and import of Product out of and/or into any jurisdiction and obtain, at its own expense, any export or import license or other governmental authority required for exportation and/or importation into and/or out of any jurisdiction.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

7.19. Prior to shipment, BDSI shall perform release testing in any manner required by the Product Specifications, if specifically described therein, and all applicable laws, rules and regulations, including the Governmental Approvals.

7.20. TTY shall pay the amounts due under Sections 4.4, 4.5, and 4.6 for all Product delivered to it under this Agreement within *** of its receipt of an invoice for such Products. If TTY refuses or fails to take delivery of Product ordered under this agreement at the time stated for delivery in the applicable Order, BDSI shall be entitled, at its discretion, to invoice TTY in full for the amounts due hereunder for such Product and to store Product at TTY’s cost, which shall be commercially reasonable and include insurance with coverage in amounts and types reasonably sufficient to cover the loss of such Product. Any amounts due under the foregoing sentence shall be paid by TTY within *** of its receipt of an invoice concerning such amounts.

8. PRODUCT RECALL

8.1. If at any time or from time to time, a Competent Authority requests TTY to conduct a Product Recall of any Product in the Territory or if a voluntary Product Recall of any Product in the Territory is contemplated by TTY, TTY shall immediately notify BDSI in writing, and TTY will conduct such Product Recall (with full support from BDSI, subject to the conditions of section 8.4) in as reasonable, prudent, and expeditious a manner as possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties.

8.2. TTY shall not carry out a voluntary Product Recall in the Territory with respect to any Product without the prior written approval of BDSI, such approval not to be unreasonably withheld (for the avoidance of doubt, any Product Recall that is reasonably deemed necessary in order to avoid serious personal injury shall not be considered as a voluntary Product Recall, provided that TTY shall provide BDSI the opportunity to advise and comment with respect to any such Product Recall prior to its execution); and the Parties shall reasonably cooperate, in the conduct of any Product Recall for such Product in the Territory. Product Recall cost shall be borne in accordance with Section 8.5.

8.3. Notwithstanding the foregoing, TTY may, without BDSI’s prior consent, immediately affect any Product Recall (A) resulting from any death or life-threatening adverse event associated with any Product or (B) required to comply with any regulatory or legal requirements, guidelines, directives, orders, or injunctions with respect to any Product. In the event TTY does not undertake such a Product Recall in a reasonable period of time, BDSI shall be entitled to do so without TTY’s prior written consent.

8.4. TTY shall have the right to control and/or conduct any Product Recall in the Territory, subject to the terms of this Agreement. The Product Recall shall be the responsibility of TTY and their Affiliates and shall be carried out by TTY or its Affiliates in as reasonable, prudent, and expeditious a manner as possible to preserve the goodwill and reputation of the Licensed Product and the goodwill and reputation of the Parties and BDSI shall provide all necessary support to TTY to carry out the Product Recall. TTY shall maintain records of all sales and distribution of Product and customers in the Territory sufficient to reasonably adequately administer a Product Recall, for the period required by Applicable Law, and make such records available to BDSI or any designee thereof immediately upon request.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

8.5. TTY shall bear any and all costs and expenses related to any Product Recall in the Territory (including but not limited to any Product Recall undertaken by BDSI in accordance with Section 8.3), provided that, notwithstanding the foregoing, BDSI shall bear any such costs and expenses to the extent such Product Recall is reasonably demonstrated to be attributable to BDSI’s negligence, intentional misconduct, or supply of Licensed Products that do not conform to the Product Specifications. For clarification, BDSI shall be responsible for the costs and expenses of any Product Recall that is shown in accordance with this section to have been attributable to BDSI’s negligence, intentional misconduct or in supplying Licensed Products that are not in conformance with the Product Specifications.

8.6. Throughout the duration of this Agreement and with respect to all Product the Parties shall immediately notify each other of any information a Party receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Licensed Product or the continued marketing of the Licensed Product. Upon receipt of such information during the duration of this Agreement, TTY shall not take any action whatsoever without BDSI’s prior review and approval, such approval shall not be unreasonably withheld.

9. TERM AND TERMINATION

9.1. This Agreement shall commence as of the Effective Date and shall expire at the end of the Term or terminate upon on the earlier termination of this Agreement as described herein.

9.2. Either Party may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

(i) Upon or after the cessation of operations of the other Party or the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation); or

(ii) Upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within *** after written notice thereof by the non-breaching Party.

9.3. TTY may terminate this Agreement prior to the expiration of the Term upon *** advance written notice to BDSI.

9.4. BDSI may, by written notice to TTY, and in addition to any termination rights provided in Section 9.2, terminate this Agreement upon the occurrence of any of the following:

(i) Upon the failure by TTY to pay any amounts due pursuant to Section 4.1, 4.2, 4.3, 4.4, 4.5, or 4.6 on the due date established therefor under this Agreement;

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

(ii) Upon the loss, revocation, suspension, termination, or expiration of TTY’s license to sell narcotics in the Territory, if TTY fails to take the actions necessary to reinstate such license within *** of such loss, revocation, suspension, termination, or expiration;

(iii) Upon the loss, revocation, suspension, termination, or expiration of Governmental Approval to sell the Licensed Product in the Territory, if TTY fails to take the actions necessary to reinstate such license within *** of such loss, revocation, suspension, termination, or expiration; or

(iv) Upon the occurrence of any material misrepresentation or omission in any Royalty Statement, which misrepresentation or omission is caused by TTY’s willful misconduct, gross negligence, or bad faith.

9.5. All of the non-breaching Party’s remedies with respect to a breach of this Agreement shall be cumulative, and the exercise of one remedy under this Agreement by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party’s right to sue for damages for such breach without terminating this Agreement.

9.6. Upon any termination or expiration of this Agreement, TTY, to the extent requested by BDSI in writing within *** of such termination or expiration, hereby grants and assigns to BDSI all right, title and interest in, to or under all Governmental Approvals, the Clinical Documentation, the Results, the Marketing Authorizations, all intellectual property rights associated therewith (including copyright and trademark, however, in the case of termination by TTY for material breach by BDSI , BDSI may purchase any trademark rights of TTY related to the Licensed Product, capable of being transferred to BDSI, at an amount of ***, and all other data, reports, studies, analysis or similar items created or obtained by or on behalf of TTY or its Affiliates in connection with the development, marketing or commercialization of the Licensed Product in the Territory free, clear of any and all liens, claims, and encumbrances. BDSI acknowledges and agrees that TTY may be unable to assign those Governmental Approvals or Certificates of Permission which may be reasonably invalidated or cancelled by the Competent Authorities if this Agreement is expired or terminated. TTY shall deliver all such items, including any copies thereof, to BDSI within *** of BDSI’s request therefor and agrees to take such actions as BDSI may reasonably request in order to effectuate the assignment set forth in this paragraph.

9.7. Upon any termination or expiration of this Agreement, TTY shall use its best efforts, if allowed under relevant laws and contracts terms and as requested by BDSI, to have assigned to BDSI any contracts entered into by TTY concerning the development, marketing, distribution, or sale of the Licensed Product in the Territory.

9.8. Except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 2.2, 2.6 (first two sentences), 2.10, 2.11, 3.2 (first sentence), 3.5, 3A.4, 3A.5, 4, 6, 7.20, 8 (with respect to Products sold or distributed in the Territory by or on behalf of TTY, any Affiliate thereof, or any licensee of either of the foregoing), 9, 10, 11.5, 11.6, 12.1, 12.3, 12.4, 12.5, 12.8, and 13 shall survive expiration or termination of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

10. INDEMNIFICATION AND INSURANCE

10.1. BDSI shall indemnify and hold TTY, its Affiliates, and their respective employees, directors and officers, harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys’ fees) (any or all of the foregoing herein referred to as “Loss”) insofar as a Loss or actions in respect thereof occurs subsequent to the Effective Date arises out of a claim by a Third Party based on or resulting from (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by BDSI in this Agreement, or (b) BDSI’s negligence or intentional misconduct or failure to comply with Product Specifications. BDSI’s obligations to indemnify TTY hereunder shall not apply to the extent any such Loss arises out of or is based on any (a) inactions or actions of TTY or its Affiliates for which TTY is obligated to indemnify BDSI under this Agreement or (b) negligence or intentional misconduct of TTY or its Affiliates.

10.2. TTY shall indemnify and hold BDSI and its Affiliates, and their respective employees, directors and officers of any of the foregoing, harmless from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date and arises out of or is based upon a claim by a Third Party based on or resulting from (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by TTY in this Agreement, (b) TTY’s or its Affiliates’ development, use, marketing, manufacture, sale, distribution, promotion, handling, or storage of any Products, (c) any product liability claim brought by any Third Party due to the use of any Product sold or distributed by or on behalf of TTY or any Affiliate thereof in the Territory, or (d) any alleged copyright or trademark infringement, or similar action, involving the labeling, packaging, marketing or promotional materials, logos, trademarks, trade dress, or advertising concerning any Product (including BDSI’s use of any of the foregoing in its manufacture and supply of Products to TTY). TTY’s obligations to indemnify BDSI hereunder shall not apply to the extent any such Loss arises out of or is based on any (a) inactions or actions of BDSI or its Affiliates for which BDSI is obligated to indemnify TTY under this Agreement or (b) negligence or intentional misconduct of BDSI or its Affiliates. Notwithstanding the foregoing, in the event that any product liability claim is brought by any Third Party due to the use of any Product in the Territory, BDSI shall provide all reasonable measure or assistance in the defense or settlement of such claim, at TTY’s expense, provided that and where such claim is caused by or attributable to any negligent act or omission, intentional misconduct, violation of Applicable Law, or breach of warranties hereunder by BDSI, such measure or assistance shall be at BDSI’s expense provided that the foregoing shall be subject to any applicable indemnification obligation of BDSI with respect to any such claim under Section 10.1.

10.3. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the “Indemnitee”) to the persons against whom indemnification may be sought (the “Indemnitor”) as soon as reasonably practicable after such Indemnitee becomes aware of such claim, provided that, notwithstanding the foregoing, the failure to notify the Indemnitor shall not relieve the Indemnitor from any liability except to the extent that such failure to notify actually adversely impacts the Indemnitor’s ability

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

to defend such claim. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than *** from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

10.4. The Indemnitor shall at its expense, have the right, subject to the limitations of this Section 10.4, to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall not settle or compromise any claim against the Indemnitee without the prior written consent of the Indemnitee, provided that such consent shall not be unreasonably withheld. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor’s expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

10.5. TTY shall, at its sole cost and expense, prior to delivery of the first Product, obtain and keep in force comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage including contractual liability and product liability coverage, of the types and in amounts which are (i) reasonable and customary in the pharmaceutical industry for companies of comparable size and activities provided that, without limitation of the foregoing, TTY’s insurance coverage shall include comprehensive general product liability and tort liability insurance each in amounts not less than *** per incident and *** annual aggregate and name BDSI as an additional insured. TTY will provide written proof of the existence of such insurance to BDSI upon request. The minimum amounts of insurance coverage required shall not be construed to create or limit TTY’s liability with respect to its indemnification under this Agreement.

11. REPRESENTATIONS AND WARRANTIES

11.1. As of the Effective Date, each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out the provisions hereof.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

11.2. As of the Effective Date, each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

11.3. As of the Effective Date, each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Effective Date, each Party represents and warrants that the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, violate any law or regulation of any court, governmental body or administrative or other agency having authority over it, including, with respect to the representations and warranties made by TTY under this Section 11.3, any competition, antitrust, or similar laws, statutes, regulations, or directives in the Territory.

11.4. As of the Effective Date, each Party hereby represents and warrants to the other Party that there is no action, suit or proceeding pending against or affecting, or, to the knowledge of either Party, threatened against or affecting that Party, or any of its assets, before any court or arbitrator or any governmental body, agency or official that would, if decided against either Party, have a material adverse impact on the business, properties, assets, liabilities or financial condition of that Party (that are not already reflected in that Party’s respective financial statements as filed with the Securities and Exchange Commission (or foreign equivalent thereof) or otherwise made public or provided to the other Party) and which would have a material adverse effect on that Party’s ability to consummate the transactions contemplated by this Agreement.

11.5. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY BDSI TO TTY THAT THE LICENSED TECHNOLOGY IS NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE COMMERCIAL UTILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY LICENSED PRODUCT.

11.6. EXCEPT WITH RESPECT TO THE INDEMNIFICATION PROVIDED HEREUNDER, CLAIMS OF PATENT INFRINGEMENT, OR BREACHES OF CONFIDENTIALITY, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, EXEMPLARY, CONSEQUENTIAL, INDIRECT, OR PUNITIVE DAMAGES (AS SUCH TERMS ARE DEFINED IN BLACK’S LAW DICTIONARY, SIXTH EDITION) IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

11.7. BDSI represents and warrants that (A) it has and shall maintain during the Term of this Agreement (i) a license to or ownership or control of, as applicable, the Licensed Technology,

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

and any other intellectual property rights which are the subject of TTY’s licenses under this Agreement, and (ii) the right to grant the licenses described in this Agreement, (B) it will use Commercially Reasonable Efforts to file patent applications to secure and protect the ownership of the Licensed Technology in the Territory and (C) the grant of such licenses by BDSI will not conflict with the terms of any existing agreement of BDSI concerning the Licensed Technology.

11.8. BDSI represents and warrants that (i) the licenses granted to TTY hereunder comprise, to BDSI’s knowledge as of the Effective Date, all intellectual property rights, other than rights to any trademarks, tradedress, or logos TTY wishes to use in the exercise of its rights hereunder, reasonably necessary for TTY to use and sell the Licensed Product as contemplated by this Agreement. BDSI covenants that it will not, without TTY’s prior written consent, amend any agreement with a Third Party in a manner which would materially and adversely affect TTY’s rights hereunder.

12. COVENANTS

12.1. Each Party covenants and agrees that it shall permit the other Party (or any Third Party granted such rights under this Agreement) to exercise such inspection rights as set forth in this Agreement.

12.2. TTY covenants and agrees that, as between TTY and BDSI, TTY shall be responsible for the cost and implementation of marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Licensed Product in the Territory. BDSI shall, at TTY’s expense, provide any materials, documents and information supporting TTY’s marketing sales, promotional and related activities upon TTY’s request to the extent BDSI has (i) such materials, documents, and information in its possession and (ii) has the legal right, without breach of any other contractual or legal obligation BDSI may have, to provide such materials, documents and information to TTY.

12.3. Each of TTY and BDSI shall cause its respective Affiliates to comply with all obligations of such Affiliates under this Agreement. Each Party shall be responsible and liable for such Party’s Affiliates performance of such Party’s obligations hereunder and compliance with the terms of this Agreement, and any breach of the terms of this Agreement by any Affiliate of a particular Party shall be deemed a breach of this Agreement by such Party.

12.4. TTY covenants and agrees that it shall comply with all Applicable Laws affecting the use, possession, distribution, advertising and all forms of promotion in connection with the sale and distribution of the Licensed Product and other Products in the Territory. Notwithstanding anything to the contrary, any failure of TTY, any Affiliate thereof, to adhere to any Applicable Laws in any country or supranational jurisdiction of the Territory concerning the handling of narcotics which materially adversely affects the future manufacture, use, shipment, handling, sale, marketing, or distribution of fentanyl (or any product incorporating fentanyl) shall be deemed a material breach of this Agreement entitling BDSI, subject to prior notice and, to terminate this Agreement immediately, without opportunity to cure, pursuant to Section 9.2 in respect of such country or supranational jurisdiction.

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

12.5. TTY covenants and agrees that, except as otherwise specified in this Agreement, TTY shall, following grant of a Governmental Approval, have the obligation and responsibility for and shall make any and all necessary reports to each Competent Authority with respect to the Licensed Product subject to such Governmental Approval and shall provide BDSI with a complete copy of any such report simultaneously with its submission of the report to each Competent Authority; if any such report is submitted to the appropriate Competent Authority in a language other than English, TTY shall also provide BDSI with a summary of the material matters addressed in such report in English. TTY covenants and agrees that, except as otherwise specified in this Agreement, TTY shall, if relevant, have the obligation and responsibility for and shall make any and all necessary reports in respect of the safe and lawful handling of the Licensed Product as a narcotic substance to each Competent Authority, and shall provide BDSI with a complete copy of any such report simultaneously with the submission of the report to each Competent Authority; if any such report is submitted to the appropriate Competent Authority in a language other than English, TTY shall also provide BDSI with a detailed summary of the material matters addressed in such report in English.

12.6. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its Commercially Reasonable Efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from Competent Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. The Parties hereto shall cooperate with each other in connection with the making of all necessary filings, and any other required submissions, with respect to this transaction under (i) the United States’ Securities Exchange Act of 1934, as amended and the United States’ Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable securities laws and (ii) any other applicable laws, rules, or regulations, including by providing copies of all such documents to the other Party’s counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

12.7. During the Term, neither TTY nor any Affiliate thereof shall, directly or indirectly, enable or contract with any Third Party to develop, manufacture, market, sell or distribute any Competing Product for commercial sale as a human therapeutic product in the Territory or itself develop, manufacture, market, sell or distribute any Competing Product for commercial sale as a human therapeutic product in the Territory.

12.8. TTY shall not, without the prior written consent of BDSI, such consents not to be unreasonably withheld, sell, license, encumber or otherwise transfer to a third party any rights in Governmental Approvals, the Development Documentation, the Results, the Marketing Authorizations, or any intellectual property rights associated therewith (including copyright and trademark).

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

13. MISCELLANEOUS

13.1. During the Term and for a period of five years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except: (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party, shall use Commercially Reasonable Efforts to obtain confidential treatment of any such information required to be disclosed, and shall disclose only the minimum information required to be disclosed in order to comply), (c) to its Affiliates, employees, agents, consultants and other representatives to accomplish the purposes of this Agreement, or, in the case of BDSI, (d) under conditions of confidentiality to any licensors, licensees, sublicensees, or contractors of BDSI or any Affiliate thereof with respect to any BEMA-based products. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of, or exercise its rights under, this Agreement or, in the case of BDSI, to satisfy any obligations to any licensor, licensee, sublicensee or contractor of BDSI or any Affiliate thereof with respect to any BEMA-based product. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information (but not less than a reasonable standard of care) to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

13.2. Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing a Party may disclose the terms of this Agreement to potential investors, lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party. Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges (including those located in countries outside of the United States) or the Nasdaq Stock Market; provided the disclosing Party discloses only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment of this Agreement (after reasonable consultation with the other Party) and filing this Agreement in redacted form. The Parties agree to cooperate with respect to requests for confidential treatment to be submitted to the Securities and Exchange Commission or any similar foreign authority with respect to certain portions of this Agreement and any redactions thereof for such purposes.

13.3. Except as explicitly contemplated by this Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such assigning Party (or that portion of which to which this Agreement relates) to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any of its Affiliates. Notwithstanding the foregoing, any such assignment to an Affiliate

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement, so long as such Affiliate remains an Affiliate of the assigning Party. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be void.

13.4. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, or for any other reason which is completely beyond the reasonable control of the Party (collectively a “Force Majeure”); provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

13.5. This Agreement shall be governed by and construed under the state laws of the State of North Carolina, without reference to its conflicts of laws principles. All disputes arising under or in connection with this agreement shall be finally settled by binding arbitration, initiated by either Party on *** notice to the other Party, under the Rules of Arbitration of the International Chamber of Commerce (“ICC”), applying the laws of the State of North Carolina, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry. The place of arbitration shall be Los Angeles, California. TTY and BDSI shall each be entitled to select one (1) such arbitrator, with the two such arbitrators so selected selecting the third such arbitrator. In the event either Party fails to select its arbitrator within such ***, the arbitrator selected by the other Party within such *** period shall be entitled to select such arbitrator. The arbitration shall be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, any Party may seek injunctive, equitable, or similar relief from a court of competent jurisdiction as necessary to enforce its rights hereunder without the requirement of arbitration.

13.6. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

13.7. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any provision of this Agreement held invalid or unenforceable in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.8. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, by e-mail or by facsimile machine, receipt confirmed, (b) on the following business

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day, if delivered by a nationally recognized overnight courier service, with receipt acknowledgement requested, or (c) three business days after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the Party to whom it is directed at the following address (or at such other address as any Party hereto shall hereafter specify by notice in writing to the other Parties hereto):

If to BDSI:

Arius Pharmaceuticals, Inc.

801 Corporate Center Drive, Suite 210

Raleigh, North Carolina 27607 USA

Attn: Mark Sirgo, Chief Executive Officer

Telephone: (919) 582-9050

Facsimile: (919) 582-9051

If to TTY:

TTY Biopharm Co., Ltd.

4F., No.170, Sec. 3,

Min-Chuan E. Rd., Taipei

Taiwan, R.O.C.

Attn: Jung-Chin Lin, Chief Executive Officer

It is expressly agreed that BDSI and TTY shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither BDSI nor TTY shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

13.9. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa.

13.10. TTY and BDSI shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, (a) that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq or any other stock exchange, or (b) if it has used reasonable efforts to consult with the other Party prior thereto, (such consent shall be deemed to have been given if the recipient of the press release or public statement fails to respond to the other Party within 48 hours after the recipient’s receipt of such press release or public statement). No such consent of the other Party shall be required to release information which has previously been made public.

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DENOTED WITH “***”

13.11. This Agreement (and any exhibits or appendices hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.12. Upon *** prior written notice from either Party (the “Requesting Party”), the Party receiving such notice (the “Audited Party”) shall permit an independent certified public accountant selected by the Requesting Party and reasonably acceptable to the Audited Party to audit and/or inspect only those books and records (including but not limited to financial records) as may be necessary pursuant to the terms of the applicable Section of this Agreement granting the applicable inspection rights to the Requesting Party pursuant to this section. Any such independent accounting firm shall be subject to the confidentiality provisions of this Agreement. A copy of any report provided to a Party by the accountant shall be given concurrently to the other Party. Subject to the terms of this paragraph, such inspection shall be conducted (a) at the sole cost of the Requesting Party and (b) during the Audited Party’s normal business hours. If the applicable audit involves the calculation of payments to be made by one Party to the other Party and such accounting firm concludes that such calculations erroneously resulted in an overpayment or underpayment by one Party to the other Party with respect to any payment(s) due hereunder (a “Calculation Error”), within *** of the date of delivery of such accounting firm’s report concluding that a Calculation Error occurred, the amount overpaid shall be repaid or the amount underpaid shall be augmented as necessary to correct the underpayment or overpayment caused by such Calculation Error, and if such Calculation Error resulted in an overpayment to or an underpayment from the Party responsible for such error, such Party shall pay interest on such amount at a rate equal to *** or, if less, the maximum legally permissible interest rate, calculated on the number of days such payments are paid after the date such payments are due. If the Audited Party was responsible for the Calculation Error and such Calculation Error was greater than *** of the proper amount payable with respect to any particular reporting period or invoiced amount, the Audited Party shall be solely responsible for the reasonable, documented costs associated with the audit. The rights granted to BDSI under this Section 13.12, and any other audit, inspection, or information rights under this Agreement, may be exercised by CDC IV, LLC, NB Athyrium LLC, or Arius Two, Inc. (or any successor in interest to any of the foregoing) in a manner consistent with similar rights established with respect to each of them in the agreements between CDC IV, LLC, NB Athyrium LLC, Arius Two, Inc., and BDSI concerning the Licensed Technology.

13.13. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

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13.14. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be transmitted via facsimile and such signatures shall be deemed to be originals.

[Signature page to follow.]

CONFIDENTIAL TREATMENT REQUESTED

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DENOTED WITH “***”

IN WITNESS WHEREOF, both BDSI and TTY have executed this LICENSE AND SUPPLY AGREEMENT, in duplicate originals, by their respective officers hereunto duly authorized, the day and year first above written.

ARIUS PHARMACEUTICALS, INC.		TTY BIOPHARM CO., LTD.

By:	/s/ Mark S. Sirgo	By:	/s/ Jung-Chin Lin
Name:	Mark A. Sirgo	Name:	Jung-Chin Lin
Title:	President and CEO	Title:	GM

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

Annex I

Product Specifications

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